THIRD AMENDMENT (including First Addendum)

TO THE HORIZON FUNDS TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of January 23, 2019, to the Transfer Agent Servicing Agreement, dated as of February 8, 2016 (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend he fee schedule and the term of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit D is hereby superseded and replaced with Exhibit D attached hereto.

2.	Section 13 Term of Agreement; Amendment is hereby amended and replaced with the following:

13 Term of Agreement; Amendment

This Agreement shall become effective as of February 9, 2019 and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

Signatures on the following page

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Matt Chambers	By:	/s/ Anita M. Zagrodnik

Name:	Matt Chambers	Name:	Anita M. Zagrodnik

Title:	V.P.	Title:	Senior VP 3/5/19

Amended Exhibit A to the Transfer Agent Servicing Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Dynamic Dividend Fund

Exhibit D to the Transfer Agent Servicing Agreement – Horizon Funds

Transfer Agent Services Fee Schedule at February 2019

Annual Service Charges to the Fund*

▪	Base Fee per fund	$[ ] /year
▪	Additional Classes	$[ ] /year (first [ ] add’l classes for fund complex)
▪	Additional Classes	$[ ] /year (remaining classes for fund complex)
▪	NSCC Level 3 Accounts	$[ ] /open account
▪	No-Load Fund Accounts	$[ ] /open account
▪	Closed Accounts	$[ ] /closed account

Annual Fee Based Upon Average Net Assets for Fund Complex

[   ] basis point on the first $[   ]

[   ] basis points on the next $[   ]

[   ] basis points on the balance

Services Included in Annual Basis Point Fee

▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/ Manual 401k Trade
▪	Report Source - Client on-line access to fund and investor data. Includes set up and [ ] user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪	Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪	12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex per service line

Setup

▪	Additional fund or class setup - $[ ] /CUSIP

Miscellaneous Expenses

Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC Profile, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions),voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, return mail processing, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services

Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*	Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit D (continued) to the Transfer Agent Servicing Agreement – Horizon Funds

Transfer Agent & Shareholder Services Supplemental Fees Schedules – E-Commerce

Digital Investor

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.

▪	Digital Investor
−	Implementation – $[ ] per fund group
−	Annual Base Fee – $[ ] per year

Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote is available upon request.

▪	Activity (Session) Fees:
−	Inquiry – $[ ] per event
−	Login Challenge – $[ ] per event
−	Account Maintenance – $[ ] per event
−	Transaction – financial transactions, duplicate statement requests, etc. – $[ ] per event
−	New Account Set-up – $[ ] per event
−	Bank Verification Attempt – $[ ] per event

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

▪	Base Fee Per Management Company – file generation and delivery - $[ ] /year
▪	Per Record Charge
−	Rep/Branch/ID - $[ ]
−	Dealer - $[ ]
▪	Price Files - $[ ] /record or $[ ] /user per month, whichever is less

Vision

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

▪	Inquiry Only
−	Inquiry - $[ ] /event
−	Per broker ID - $[ ] /month per ID
▪	Transaction Processing
−	Implementation - $[ ] /management company
−	Transaction – purchase, redeem, exchange, literature order - $[ ] /event
−	New Account Setup – $[ ] /event
−	Monthly Minimum Charge - $[ ] /month

Vision Electronic Statements

Provides the capability for financial intermediaries to access electronic statements via the Vision application.*

▪	Implementation Fees
−	$[ ] /fund group

Vision Electronic Statements (Continued)

▪	Load charges
−	$[ ]/image
▪	Archive charge (for any image stored beyond [ ] years)
−	$[ ]/ document
*	Normal Vision ID and activity charges also apply.

Exhibit D (continued) to the Transfer Agent Servicing Agreement – Supplemental Services Fees

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

▪	$[ ] /direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:

▪	$[ ] setup /fund group
▪	$[ ] /month administration
▪	$[ ] /received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

▪	$[ ] /fund group per month

Literature Fulfillment Services*

▪	Account Management
−	$[ ] /month
▪	Inbound Teleservicing Only
−	Account Management - $[ ] /month
−	Call Servicing - $[ ] /minute
▪	Lead Source Reporting
−	$[ ] /month
▪	Closed Loop Reporting
−	Account Management - $[ ] /month
−	Database Installation, Setup - $[ ] /fund group
▪	Miscellaneous Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

CTI Reporting – Integrated custom detailed call reporting

▪	$[ ] /monthly report

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

▪	$[ ] /qualified plan account or Coverdell ESA account (Cap at $[ ]/SSN)
▪	$[ ] /transfer to successor trustee
▪	$[ ] /participant distribution (Excluding SWPs)
▪	$[ ] /refund of excess contribution
▪	$[ ] /reconversion/recharacterization

Additional Shareholder Paid Fees

▪	$[ ] /outgoing wire transfer or overnight delivery
▪	$[ ] /telephone exchange
▪	$[ ] /return check or ACH or stop payment

$[   ] /research request per account (This fee applies to requests for statements older than the prior year)

Exhibit D to the Transfer Agent Servicing Agreement – Horizon Funds

MARS Sales Reporting & Compliance Services Fee Schedule

Standard MARS Version 8i Implementation Cost

▪	$[ ] MARS Sales Reporting Module (Includes up to one year of DST/TA2000 data)
▪	$[ ] SalesForce.com Module

Standard MARS Version 8i Products & Services (Monthly fees)

▪	$[ ] MARS Sales Reporting

(Includes [   ] Sales Users)

▪	$[ ] – Enhanced Services*

Includes up to [   ] hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, and business requirement analysis. Additional Enhanced Services support can be negotiated. Additional support services will be provided at $[   ] per hour.

Standard Version 8i System Setup & Implementation Costs (One-time fee)

▪	$[ ]– Custom Data Interface
▪	$[ ] – OmniSERV Setup
▪	$[ ] – Standard Interface
▪	$[ ] – Additional OmniSERV Interface

Standard Version 8i Products & Services (Monthly Fee)

▪	$[ ] – Dealer Interfaces (First Four Dealers are Included in the Base)
▪	$[ ] – Additional Sales User ID
▪	$[ ] – Additional 1 GB of Data Storage (Initial [ ] GB Included in the Base)

SalesForce.com (Monthly Fee)

▪	$[ ] plus $[ ]/Per User – [ ]-[ ] Users
▪	$[ ] plus $[ ]/Per User – [ ]-[ ] Users
▪	$[ ] plus $[ ]/Per User – [ ]-[ ] Users
▪	$[ ] plus $[ ]/Per User – [ ]-[ ] Users

Additional Version 8i Products & Services (Quoted Separately)

Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, RIA Monthly Load, SalesForce.com

Any System Upgrades & Enhancements

Quoted separately through a Statement of Work.

MARS Training

▪	$[ ] /day plus travel and miscellaneous expenses.

*	Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.